RICHEY ELECTRONICS
INCORPORATED


                                                                    NEWS RELEASE

For:      Richey Electronics, Inc.
          (dba:  RicheyCypress Electronics)
          7441 Lincoln Way
          Garden Grove, California 92641


Contact:  William C. Cacciatore or Richard N. Berger
          714/898-8288

                                                           FOR IMMEDIATE RELEASE


          Garden Grove, California - November 15, 1995 -- Richey Electronics, Inc., dba RicheyCypress Electronics (Nasdaq NNM: RCHY), today announced the execution of a definitive agreement to acquire Deanco, Inc., an electronics distributor headquartered in Santa Clara, California. Deanco, which is privately held, generated revenues of $77.8 million for the first nine months of 1995. The acquisition will be accounted for as a purchase and is subject to certain customary terms and conditions, including the expiration of the Hart-Scott-Rodino waiting period and funding under the Company's credit facility recently committed in conjunction with this transaction. The acquisition is expected to close by year-end.

          Under the terms of the agreement, Richey will acquire all of the issued and outstanding capital stock of Electrical Distribution Acquisition Company ("EDAC") for consideration comprised of an aggregate purchase price of approximately $30 million, the redemption of EDAC stockholder notes of approximately $6 million, and the assumption of Deanco debt of approximately $24 million. EDAC is a holding company which owns 100% of Deanco.

          Deanco distributes passive electronic components and interconnect products and provides value-added, design and manufacturing services to the electronics, computer, aerospace, telecommunication and transportation industries through 17 sales offices located predominantly in the major western and eastern markets.

          Assuming that the companies had been combined at the April 17, 1995 publication date for the ELECTRONIC BUYERS' NEWS distributor rankings, the combined companies would have ranked as the 14th largest distributor in the United States. The combined companies would have had 27 sales offices in 17 states. Richey and Deanco currently serve 7 markets in common.

          William C. Cacciatore, Chairman, President and Chief Executive Officer of Richey said, "this acquisition significantly enhances our competitive position in the distribution industry by generating considerable operating leverage, introducing new products and services across the organization and expanding our geographic coverage in both new and existing markets. The complementary nature of the companies, their customers, suppliers, products and services offers opportunities to cross sell, generating potential revenue growth and operating leverage. This acquisition takes Richey into attractive new markets creating future opportunity for internal and acquisition growth. The acquisition of Deanco strengthens the competitive capabilities which Richey brings to its customers. I am delighted with this acquisition opportunity and look forward to capitalizing on our strong position."

          Richey Electronics, with sales for the first nine months of 1995 of $83,704,000, is a multi-regional, specialty distributor of interconnect, electromechanical and passive electronic components and a provider of value-added services.

                                     * * *